Exhibit 99.1

A. H. Belo Corporation Announces Second Quarter 2015
Financial Results from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported results for the second quarter of 2015, which reflects total revenue of $66.7 million, a decrease from revenue of $69.3 million reported in the prior year quarter. This decline is primarily due to a decrease in core print advertising revenues.
Jim Moroney, chairman, president and Chief Executive Officer, said, "While we experienced more accelerated declines in core print advertising than in recent quarters, particularly in national and major retail categories, we were encouraged that DallasNews.com digital advertising grew by 18.3 percent compared to the prior year quarter and our marketing services category more than doubled its revenue compared to the prior year quarter.
"Our combined digital advertising and marketing services revenues now comprise 25 percent of the Company's total advertising and marketing services revenue. By year end, we expect revenues from core print advertising to be less than one-third of the Company's total revenue.
"Although the Company anticipates continued challenges for core print revenues, we believe new and organic revenue opportunities and continued expense management will help mitigate expected declines in these areas."
Net loss from continuing operations was $0.03 per share in the second quarter of 2015, a decrease of $0.88 per share compared to the second quarter of 2014. This decrease is primarily due to the prior year gain of $18.5 million for the Company's share of sales proceeds for apartments.com through its previously held investment in Classified Ventures.
As of June 30, 2015, cash and cash equivalents were $84.1 million, and the Company had no debt.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2015 Financial Results
from Continuing Operations
July 27, 2015

Second Quarter Results from Continuing Operations

Total revenue was $66.7 million in the second quarter of 2015, a decrease of 3.7 percent compared to the prior year period.
Revenue from advertising and marketing services, including print and digital revenues, decreased 4.9 percent. Marketing services revenue more than doubled from the prior year period as a result of growth of Speakeasy and the acquisition of DMV. Revenue from Crowdsource, our event marketing business, also doubled from the same period last year. Increases in marketing services revenue were offset by declines in display, classified, and preprint advertising revenues which decreased 18.5 percent, 10.8 percent, and 7.9 percent, respectively.
Circulation revenue decreased 1.9 percent to $20.8 million due to declining volumes, substantially offset by higher rates.
Commercial printing, distribution and other revenue decreased 2.4 percent to $7.6 million in the second quarter of 2015 due primarily to lower volumes.
Total consolidated operating expense in the second quarter was $67.2 million, a 0.5 percent increase compared to the prior year period. Excluding costs associated with the acquisition of DMV, operating expenses were $65.2 million, a 2.5 percent decrease compared to the prior year period. Operating expenses included cost savings within core print operations for employee compensation and benefits and other production costs as these expenses are aligned with declining revenues. Excluding the compensation expenses associated with the acquisition of DMV, employee compensation and benefits declined 7.5 percent compared to the prior year period. Newsprint expense in the second quarter decreased $0.9 million, or 17.1 percent, compared to the prior year period as consumption dropped 8.5 percent to approximately 7,900 metric tons and average purchase price per metric ton decreased 13.3 percent. These savings

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2015 Financial Results
from Continuing Operations
July 27, 2015

were offset by higher costs related to the Company's platforms supporting digital advertising and its flagship website and event marketing operations.
As of June 30, 2015, A. H. Belo had approximately 1,200 full-time equivalent employees, a decrease of 20.0 percent compared to the prior year period, primarily due to the sale of The Providence Journal during the third quarter of 2014.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2015 Financial Results
from Continuing Operations
July 27, 2015

Financial Results Conference Call

A. H. Belo will conduct a conference call on Tuesday, July 28, 2015, at 1:00 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company's website (www.ahbelo.com/invest). An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.
To access the listen-only conference call, dial 1-800-230-1059 (USA) or 612-338-9017 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on July 28 until 11:59 p.m. CDT on August 4, 2015. The access code for the replay is 363886.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and marketing services. With a continued focus on extending the Company's media platform, A. H. Belo is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2015 Financial Results
from Continuing Operations
July 27, 2015

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges attracting and retaining key personnel; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2015	2014	2015	2014
Net Operating Revenue
Advertising and marketing services	$38,266	$40,251	$75,097	$77,977
Circulation	20,816	21,227	41,854	42,239
Printing, distribution and other	7,594	7,783	15,161	13,437
Total net operating revenue	66,676	69,261	132,112	133,653
Operating Costs and Expense
Employee compensation and benefits	25,105	25,722	52,608	53,886
Other production, distribution and operating costs	31,015	29,640	62,475	58,084
Newsprint, ink and other supplies	7,843	8,114	16,009	16,102
Depreciation	2,875	3,348	5,915	6,758
Amortization	373	30	746	60
Total operating costs and expense	67,211	66,854	137,753	134,890
Operating income (loss)	(535)	2,407	(5,641)	(1,237)
Other Income (Expense), Net
Gains on equity method investments, net	690	18,567	276	18,159
Other income (loss), net	(532)	141	(423)	258
Total other income (expense), net	158	18,708	(147)	18,417
Income (Loss) from Continuing Operations Before Income Taxes	(377)	21,115	(5,788)	17,180
Income tax provision (benefit)	317	1,428	(5,413)	2,319
Income (Loss) from Continuing Operations	(694)	19,687	(375)	14,861
Income from discontinued operations	—	2,146	—	3,123
Income (Loss) related to the divestiture of discontinued operations, net	2	153	(10)	(25)
Tax expense from discontinued operations	—	30	—	46
Gain (Loss) from Discontinued Operations, Net	2	2,269	(10)	3,052
Net Income (Loss)	(692)	21,956	(385)	17,913
Net loss attributable to noncontrolling interests	(100)	(24)	(156)	(30)
Net Income (Loss) Attributable to A. H. Belo Corporation	$(592)	$21,980	$(229)	$17,943

Per Share Basis
Basic
Continuing operations	$(0.03)	$0.86	$(0.01)	$0.64
Discontinued operations	—	0.10	—	0.14
Net income (loss) attributable to A. H. Belo Corporation	$(0.03)	$0.96	$(0.01)	$0.78

Diluted
Continuing operations	$(0.03)	$0.85	$(0.01)	$0.64
Discontinued operations	—	0.10	—	0.14
Net income (loss) attributable to A. H. Belo Corporation	$(0.03)	$0.95	$(0.01)	$0.78

Weighted average shares outstanding
Basic	21,747,635	22,014,125	21,758,382	21,946,256
Diluted	21,747,635	22,121,695	21,758,382	22,064,339

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$84,061	$158,171
Accounts receivable, net	32,249	34,396
Other current assets	14,980	13,323
Assets of discontinued operations	253	565
Total current assets	131,543	206,455
Property, plant and equipment, net	52,034	61,589
Intangible assets, net	45,985	25,238
Other assets	5,538	5,465
Total assets	$235,100	$298,747
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,769	$12,904
Accrued expenses and other current liabilities	12,369	72,065
Advance subscription payments	15,429	15,894
Liabilities of discontinued operations	85	543
Total current liabilities	41,652	101,406
Long-term pension liabilities	62,923	65,859
Other liabilities	5,322	5,463
Noncontrolling interests - redeemable	1,263	—
Total shareholders’ equity	123,940	126,019
Total liabilities and shareholders’ equity	$235,100	$298,747